EXHIBIT 12(a)


COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES






(millions, except ratios)



Years Ended
						                                 1999	   		1998	   	1997  		1996  		1995
Fixed Charges:
  Interest and amortization of
  debt discount and expense on
  all indebtedness                					$1,268			$1,423	 	$1,409  	$1,365 	$1,373

  Add interest element implicit
         in rentals			                    133  	   144  	   147  	   121 	   119
                                 						 1,401		 	1,567	 	 1,556    1,486 	 1,492
  Interest capitalized			           			     5 		     5 		     3  	     5 	     4
Total fixed charges 	             					$1,406  	$1,572  	$1,559 	 $1,491 	$1,496

Income:
  Income from continuing operations				$1,453			$1,072		 $1,188  	$1,271 	$1,025
  Deduct undistributed net income
  (loss) of unconsolidated companies			    (5) 	    11 		    13 	      8 	     9
                                 						 1,458			 1,061		  1,175  	 1,263 	 1,016
Add
  Fixed charges (excluding interest
    capitalized)                      	 1,401			 1,567	 	 1,556  	 1,486 	 1,492
  Income taxes 			                  			   904 		   766 		   912  	   834 	   703
     Income before fixed charges and
         Income taxes				            		$3,763 		$3,394 		$3,643  	$3,583 	$3,211

Ratio of income to fixed charges 			 		  2.68 		  2.16  	  2.34 	  2.40 	   2.15
